Exhibit 21.1

                    SUBSIDIARIES OF CYBEROAD.COM CORPORATION
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Cyberoad.com  (Isle  of Man) Ltd., a corporation existing under the laws of Isle of  Man

Sistemas de Informacion Tecnolgica, a corporation existing under the laws of Costa Rica

Informacion y Tecnologia Canadiense, a corporation existing under the laws of Costa Rica

Ebanx  Limited,  a  Nevada  corporation

Ecomm Relationship Technologies (IOM) Limited, a corporation existing under the laws of Isle of Man

Corporacion  Ebanx.com,  S.A.,  a  corporation existing under the laws of Panama